EXHIBIT 99.1
Element Solutions Inc
Reports Record Quarterly Results and Increases 2026 Full Year Guidance

•Net sales of $840 million, an increase of 41% on a reported basis or 10% on an organic basis from the first quarter of 2025
•Reported net income of $56 million, compared to $98 million in the same period last year, a decrease of 43% on a reported basis, primarily due to gain on the Graphics Solutions divestiture in the prior year period, and net income margin of 6.7%, compared to 16.5% in the same period last year
•Adjusted EBITDA of $162 million, compared to $128 million in the same period last year, an increase of 26% on a reported basis and 21% on a constant currency basis.
•Adjusted EBITDA margin increased to 27.8% from 26.1% in the same period last year1
Miami, Fla., April 28, 2026 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals technology company, today announced its financial results for the three months ended March 31, 2026.
Executive Commentary
Chief Executive Officer Benjamin Gliklich commented, “Element Solutions had an outstanding start to the year. We delivered double-digit organic net sales growth and strong margin expansion while ramping our investments to keep pace with customer innovation. The technical requirements in datacenter hardware and other high-performance electronics keep increasing, and our business is providing ever more critical solutions to challenges in thermal management, power density and advanced packaging applications. Along with the pace of innovation, the pace of activity in the electronics supply chain accelerated in Q1 to support AI infrastructure build-out. Customer orders and their go-forward forecasts increased materially, and our Electronics portfolio's net sales grew 15% organically. We are investing to keep up with the supply chain demands, whether that is inventory to support customer volumes, additional capacity in certain product lines or innovation to remain on the leading edge. Across all of these vectors, our investment is customer-led and supporting durable growth trends. Our largest recent investments - the EFC and Micromax acquisitions - closed this quarter, and their results are tracking favorably to our original plans. More importantly, their teams are settling well into our organization and energized by the opportunities our platform will provide them to better serve their customers.”
Mr. Gliklich continued, “Our organic acceleration in the first quarter gives us confidence in a strong year, despite a more complex macro environment than anticipated. We already see inflationary pressure driven by current geopolitical events and expect increased variance in quarterly earnings driven by swings in metals prices, although those benefitted us in Q1. We have a flexible operating model and a demonstrated track-record of agility, whether that relates to sourcing, pricing or cost management. We are already taking action to preserve our profitability and our ability to service customers. At the same time, the underlying demand in the high-end electronics market remains quite strong. Given the strong positions we have established in the fastest-growing, highest-value niches of these markets and our expectation that we can continue to nimbly manage through current supply chain disruptions, we are raising our adjusted EBITDA guidance for the full year.”
1 Adjusted EBITDA margin is now defined as adjusted EBITDA divided by net sales excluding the value of certain pass-through metals. This change in calculation is also reflected in the prior comparison figures.
First Quarter 2026 Highlights (compared with first quarter 2025)
•Net sales on a reported basis for the first quarter of 2026 were $840 million, an increase of 41% over the first quarter of 2025. Organic net sales increased 10%.

◦Electronics: Net sales increased 61% to $634 million, of which 16% resulted from acquisitions. Organic net sales increased 15%.
◦Specialties: Net sales increased 4% to $207 million, which were negatively impacted by 3% from divestitures net of acquisitions. Organic net sales increased 1%.
•First quarter of 2026 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.23, as compared to $0.40 for the same period last year.
◦Adjusted EPS was $0.41, as compared to $0.34 for the same period last year.
•Reported net income for the first quarter of 2026 was $56 million, as compared to $98 million for the first quarter of 2025, a decrease of 43%.
◦Net income margin decreased by 980 basis points to 6.7%.
•Adjusted EBITDA for the first quarter of 2026 was $162 million, as compared to $128 million for the first quarter of 2025. On a constant currency basis, adjusted EBITDA increased 21%.
◦Adjusted EBITDA would have been $170 million if the Micromax acquisition had closed on January 1, 2026.
◦Electronics: Adjusted EBITDA was $119 million, an increase of 34%. On a constant currency basis, adjusted EBITDA increased 29%. The Micromax business had a positive impact of 11% on constant currency adjusted EBITDA growth.
◦Specialties: Adjusted EBITDA was $43 million, an increase of 9%. On a constant currency basis, adjusted EBITDA increased 3%. The EFC Gases & Advanced Materials business had a positive impact of 9% on constant currency adjusted EBITDA growth. The MacDermid Graphics Solutions business had a negative impact of 13% on constant currency adjusted EBITDA growth.
◦Adjusted EBITDA margin increased by 170 basis points to 27.8%.
Updated 2026 Guidance
The Company now expects full year 2026 adjusted EBITDA to be in the range of $665 million to $685 million, inclusive of expected contributions from the Micromax and EFC acquisitions on a full-year basis and assuming current exchange rates and metal prices, and adjusted EPS growth rate in the high teens. In addition, the Company expects second quarter 2026 adjusted EBITDA to be between $155 million and $170 million.
2026 Virtual Investor Day
The Company plans to hold a Virtual Investor Day at 9 a.m. (Eastern Time) on Monday, May 18, 2026. Attendees can register for the event and view the webcast on the Company's Investor Relations website at www.elementsolutionsinc.com. Dial-in details and the slide presentation will be made available closer to the event. An audio replay will be posted on the Company's Investor Relations website following the event.
Recent Developments
Micromax Acquisition - On February 2, 2026, the Company completed the acquisition of Micromax, a global supplier of advanced electronics inks and pastes, for a purchase price of approximately $493 million, net of cash and subject to adjustments.
EFC Acquisition - On January 2, 2026, the Company completed the acquisition of EFC Gases & Advanced Materials, a provider of high-purity specialty gases and other advanced materials, for a purchase price of approximately $367 million, net of cash and subject to adjustments, with a potential earn-out based on EFC's 2026 performance of up to $30.0 million cash or 1.16 million shares of the Company's common stock.
Add-on Term Loans & Revolver Upsize - On February 2, 2026, the Company completed the syndication of $450 million of Add-on Term Loans and a 5-year $500 million senior secured revolving credit facility, which replaced its then existing $375 million revolving facility, upsizing the facility by $125 million and extending its maturity to 2031. The proceeds of the Add-on Term Loans were used to fund a portion of the purchase price of the Micromax Acquisition.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2026 first quarter financial results at 8:30 a.m. (Eastern Time) on Wednesday, April 29, 2026. Participants on the call will include Chief Executive Officer Benjamin H. Gliklich and Chief Financial Officer Carey J. Dorman.

To listen to the call by telephone, please dial 888-715-9871 (domestic) or 646-307-1963 (international) and provide the Conference ID: 5315411. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals technology company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in multiple high-value industries, including semiconductor fabrication, high-performance computing, automotive systems, consumer electronics, power electronics, communications and data storage infrastructure, aerospace and defense, industrial surface finishing and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.
Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding the Company's investments; customer innovation; expected benefits of recent acquisitions, including their contributions to the Company's full year 2026 adjusted EBITDA; metals prices volatility; capital deployment; profitability; market trends; conditions and demand expectations; second quarter and full year 2026 guidance for adjusted EBITDA; and full year 2026 adjusted EPS growth expectations. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the war in Ukraine, the Iran conflict and other hostilities in the Middle-East as well as actions in response thereto and their impact on market conditions and the global economy; increases in tariffs and/or imposition of new tariffs and other changes in trade policy, in the U.S. and other countries, and other economic factors that may affect cost structure and demand, including the cost and availability of raw materials and precious metals; capital requirements and need for and availability of financing; the impact of government regulations on our ability to conduct operations; the impact of changes to privacy, cybersecurity, environmental, global trade, tax and other governmental regulations; impairments, including those on goodwill and other intangible assets; price volatility and cost environment; inflation and fluctuations in foreign exchange rates; the Company's liquidity, cash flows and capital allocation; funding sources; capital expenditures; outstanding debt and debt leverage ratio; shares repurchases; debt and/or equity issuance or retirement; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(dollars in millions, except per share amounts)	2026	2025
Net sales	$840.0	$593.7
Cost of sales	517.3	343.2
Gross profit	322.7	250.5
Operating expenses:
Selling, technical, general and administrative	191.1	157.2
Research and development	20.2	15.9
Total operating expenses	211.3	173.1
Operating profit	111.4	77.4
Other (expense) income:
Interest expense, net	(21.5)	(14.3)
Foreign exchange losses	(0.9)	(6.3)
Other expense, net	(6.3)	(13.1)
Gain on divestitures	—	72.1
Total other (expense) income	(28.7)	38.4
Income before income taxes and non-controlling interests	82.7	115.8
Income tax expense	(26.7)	(17.8)
Net income	56.0	98.0
Net income attributable to non-controlling interests	(0.1)	—
Net income attributable to common stockholders	$55.9	$98.0

Earnings per share
Basic	$0.23	$0.40
Diluted	$0.23	$0.40

Weighted average common shares outstanding
Basic	243.2	242.4
Diluted	243.7	243.0

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(dollars in millions)	2026	2025
Assets
Cash and cash equivalents	$177.3	$626.5
Accounts receivable, net of allowance for doubtful accounts of $10.0 and $9.4 at March 31, 2026 and December 31, 2025, respectively	676.9	517.7
Inventories	421.6	294.7
Prepaid expenses	30.0	28.3
Other current assets	152.6	115.3
Total current assets	1,458.4	1,582.5
Property, plant and equipment, net	403.3	319.6
Goodwill	2,535.5	2,241.9
Intangible assets, net	1,029.4	657.2
Deferred income tax assets	166.0	175.5
Other assets	145.2	124.7
Total assets	$5,737.8	$5,101.4
Liabilities and stockholders' equity
Accounts payable	$180.8	$165.5
Current installments of long-term debt and revolving credit facilities	97.9	—
Accrued expenses and other current liabilities	264.9	264.4
Total current liabilities	543.6	429.9
Debt	2,058.7	1,625.9
Pension and post-retirement benefits	21.5	22.3
Deferred income tax liabilities	109.8	93.1
Other liabilities	254.4	240.8
Total liabilities	2,988.0	2,412.0
Stockholders' equity
Common stock: 400.0 shares authorized (2026: 270.5 shares issued; 2025: 269.6 shares issued)	2.7	2.7
Additional paid-in capital	4,287.7	4,279.2
Treasury stock (2026: 26.9 shares; 2025: 26.9 shares)	(394.0)	(393.9)
Accumulated deficit	(868.5)	(904.6)
Accumulated other comprehensive loss	(292.9)	(308.9)
Total stockholders' equity	2,735.0	2,674.5
Non-controlling interests	14.8	14.9
Total equity	2,749.8	2,689.4
Total liabilities and stockholders' equity	$5,737.8	$5,101.4

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
(dollars in millions)	2026	2025
Cash flows from operating activities:
Net income	$56.0	$98.0
Reconciliation of net income to net cash flows (used in) provided by operating activities:
Depreciation and amortization	42.5	37.2
Deferred income taxes	1.7	(4.8)
Foreign exchange (gains) losses	(0.3)	5.7
Incentive stock compensation	8.1	5.0
Gain on divestitures	—	(72.1)
EFC contingent consideration	5.9	—
Other, net	5.4	4.5
Changes in assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	(81.8)	(12.8)
Inventories	(93.2)	(18.3)
Accounts payable	11.3	19.3
Accrued expenses	7.0	(44.5)
Prepaid expenses and other current assets	(11.8)	(4.8)
Other assets and liabilities	(17.4)	13.6
Net cash flows (used in) provided by operating activities	(66.6)	26.0
Cash flows from investing activities:
Capital expenditures	(25.1)	(11.0)
Proceeds from disposal of property, plant and equipment	—	0.1
Proceeds from divestitures (net of cash of $2.5 million)	—	322.9
Acquisitions, net of cash acquired	(864.2)	—
Other, net	—	25.6
Net cash flows (used in) provided by investing activities	(889.3)	337.6
Cash flows from financing activities:
Debt proceeds, net of discount	449.4	—
Repayments of borrowings	—	(202.6)
Changes in lines of credit, net	85.0	—
Dividends	(20.2)	(19.8)
Payment of financing fees	(6.1)	—
Other, net	(0.3)	(4.9)
Net cash flows provided by (used in) financing activities	507.8	(227.3)
Effect of exchange rate changes on cash and cash equivalents	(1.1)	3.5
Net (decrease) increase in cash and cash equivalents	(449.2)	139.8
Cash and cash equivalents at beginning of period	626.5	359.4
Cash and cash equivalents at end of period	$177.3	$499.2

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. SUMMARY RESULTS
	Three Months Ended March 31,
(dollars in millions)	2026	2025	Reported	Constant Currency	Organic
Net Sales
Electronics	$633.5	$394.3	61%	57%	15%
Specialties	206.5	199.4	4%	(1)%	1%
Total	$840.0	$593.7	41%	37%	10%

Net Income
Total	$56.0	$98.0	(43)%

Adjusted EBITDA
Electronics	$119.1	$88.9	34%	29%
Specialties	43.2	39.5	9%	3%
Total	$162.3	$128.4	26%	21%

	Three Months Ended March 31,
	2026	2025	Change
Net Sales ex-Metals
Electronics	$633.5	$394.3	61%
Pass-through Metals	255.7	101.3	152%
Electronics ex-Metals	$377.8	$293.0	29%

Total Net Sales	$840.0	$593.7	41%
Pass-through Metals	255.7	101.3	152%
Net Sales ex-Metals	$584.3	$492.4	19%

Net Income Margin
Total	6.7%	16.5%	(980)bps

Adjusted EBITDA Margin [1]
Electronics	31.5%	30.3%	120bps
Specialties	20.9%	19.8%	110bps
Total	27.8%	26.1%	170bps
1 Adjusted EBITDA margin is now defined as adjusted EBITDA divided by net sales excluding the value of certain pass-through metals. This change in calculation is also reflected in the prior comparison figures.

II. CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	March 31,
				2026
Instrument
Corporate Revolver		2/2/2031	SOFR plus 1.50%	$85.0
Term Loans	(1)	12/18/2030	SOFR plus 1.75%	1,286.2
Total First Lien Debt				1,371.2
Senior Notes due 2028		9/1/2028	3.875%	800.0
Total Debt				2,171.2
Cash Balance				177.3
Net Debt				$1,993.9
Adjusted Shares Outstanding	(2)			247.1
Market Capitalization	(3)			$8,436.0
Total Capitalization				$10,429.9
(1) Element Solutions swapped its floating term loan rate to a fixed rate for a portion of its outstanding term loans through the use of interest rate swaps and cross-currency swaps which mature in December 2028 or December 2029, as applicable. At March 31, 2026, approximately 91% of the Company's debt was fixed.
(2) See "Adjusted Common Shares Outstanding at March 31, 2026 and 2025" following the footnotes under the "Adjusted Earnings Per Share (EPS)" reconciliation table below.
(3) Based on the closing price of the shares of Element Solutions of $34.14 at March 31, 2026.

III. SELECTED FINANCIAL DATA
	Three Months Ended March 31,
(dollars in millions)	2026	2025
Interest expense	$23.0	$18.6
Interest paid	29.1	25.4
Income tax expense	26.7	17.8
Income taxes paid	12.0	28.3
Capital expenditures	25.1	11.0
Proceeds from disposal of property, plant and equipment	—	0.1
Non-GAAP Measures
To supplement its financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA growth, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, organic net sales growth, second quarter and full year 2026 guidance for adjusted EBITDA, and full year 2026 adjusted EPS growth expectations. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance and liquidity on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis.  The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations as well as their ability to generate cash separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or that are considered to be associated with its capital structure.  These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable

GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company provides second quarter and full year 2026 guidance for adjusted EBITDA and full year 2026 adjusted EPS growth expectations on a non-GAAP basis only. Reconciliations of such forward-looking non-GAAP measures to GAAP are excluded in reliance upon the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K due to the inherent difficulty in forecasting and quantifying, without unreasonable efforts, certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliations of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting results to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollars. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollars using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.
Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
The following table reconciles GAAP net sales growth to organic net sales growth for the three months ended March 31, 2026:

	Three Months Ended March 31, 2026
	Reported Net Sales Growth	Impact of Currency	Change in Pass-Through Metals Pricing	Acquisitions & Divestitures	Organic Net Sales Growth
Electronics	61%	(4)%	(26)%	(16)%	15%
Specialties	4%	(5)%	—%	3%	1%
Total	41%	(4)%	(17)%	(10)%	10%
NOTE: Totals may not sum due to rounding.
For the three months ended March 31, 2026, Electronics' consolidated results were positively impacted by $101 million of pass-through metals pricing and $64.8 million of acquisitions and Specialties' consolidated results were negatively impacted by $5.6 million of divestitures net of acquisitions.
Adjusted Earnings Per Share (EPS):
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions, as well as the incremental depreciation associated with facility closures.
Further, the Company adjusts its effective tax rate to 20%, as described in footnote (10) under the reconciliation table below. This effective tax rate, which reflects the Company’s estimated long-term expectations for taxes to be paid on its adjusted non-

GAAP earnings, is consistent with how management evaluates the Company’s financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company’s jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits.
The resulting adjusted net income is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).
The following table reconciles GAAP "Net income" to "Adjusted net income" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS for each period presented below:

		Three Months Ended
		March 31,
(dollars in millions, except per share amounts)		2026	2025
Net income		$56.0	$98.0
Net income attributable to non-controlling interests		(0.1)	—
Reversal of amortization expense	(1)	28.0	27.2
Adjustment to reverse incremental depreciation expense from acquisitions and facility closures	(1)	1.0	0.3
Inventory step-up	(1)	3.4	—
Restructuring expense	(2)	1.8	1.1
Acquisition, integration and transaction expenses	(3)	20.1	8.3
Foreign exchange losses on intercompany loans	(4)	0.9	6.0
Gain on divestitures	(5)	—	(72.1)
Unrealized (gains) losses on metals derivative contracts	(6)	(21.7)	10.8
Debt financing costs	(7)	—	1.8
Change in fair value of EFC contingent consideration	(8)	5.9	—
Other, net	(9)	5.2	5.2
Tax effect of pre-tax non-GAAP adjustments	(10)	(8.9)	2.3
Adjustment to estimated effective tax rate	(10)	10.1	(5.4)
Adjusted net income		$101.7	$83.5

Adjusted earnings per share	(11)	$0.41	$0.34

Adjusted common shares outstanding	(11)	247.1	244.9
(1) The Company eliminates the amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions, as well as the incremental depreciation associated with facility closures. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2) The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3) The Company adjusts for costs associated with acquisition, integration and transaction activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4)     The Company adjusts for foreign exchange gains and losses on intercompany loans because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5)     The Company adjusts for the gain on the sale of its MacDermid Graphics Solutions business because it believes it is not reflective of ongoing operations.
(6)     The Company adjusts for unrealized gains/losses on metals derivative contracts as it believes it provides a more meaningful comparison of its performance between periods.

(7)     The Company adjusts for costs related to the partial prepayment of its term loans B-3 because it believes these costs are not reflective of ongoing operations.
(8)    The Company adjusts for changes in the fair value of contingent consideration related to the acquisition of EFC Gases & Advanced Materials because it believes they are not reflective of ongoing operations.
(9)    The Company's adjustments primarily consist of highly inflationary accounting losses for its operations in Turkey of $0.9 million and $1.6 million for three months ended March 31, 2026 and 2025, respectively and certain professional consulting fees. The Company adjusts for highly inflationary accounting impacts for its operations in Turkey as it believes it provides a more meaningful comparison of its performance between periods. The Company adjusts for certain professional consulting fees because it believes they are not reflective of ongoing operations.
(10) The Company uses a non-GAAP effective tax rate of 20%. This rate, which reflects the Company's estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company's financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company's jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits. These economic benefits are expected to recur through 2028. Without taking into account these benefits derived from its U.S. tax attribute carryforwards and other similar adjustments, the Company's non-GAAP effective tax rate would have been 25.8% which would have resulted in a $0.03 reduction in Adjusted EPS for the three months ended March 31, 2026.
(11) The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter end for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation as it believes it provides a better understanding of its results of operations on a per share basis. See the table below for further information.
Adjusted Common Shares Outstanding at March 31, 2026 and 2025
The following table shows the Company's adjusted common shares outstanding at each period presented:

	March 31,

(amounts in millions)	2026	2025
Basic common shares outstanding	243.6	242.5
Number of shares issuable upon vesting of granted Equity Awards	3.5	2.4
Adjusted common shares outstanding	247.1	244.9
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net sales excluding the value of certain pass-through metals in the Electronics segment. Adjusted EBITDA margin excludes the impact of certain pass-through metals in the Electronics segment as we believe the fluctuations in these metal prices do not reflect underlying operating results. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of the Company's business and facilitate comparisons of its profitability to prior and future periods.

The following table reconciles GAAP "Net income" to "Adjusted EBITDA" for each of the periods presented:

		Three Months Ended
		March 31,
(dollars in millions)		2026	2025
Net income		$56.0	$98.0
Add (subtract):
Income tax expense		26.7	17.8
Interest expense, net		21.5	14.3
Depreciation expense		14.5	10.0
Amortization expense		28.0	27.2
EBITDA		146.7	167.3
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	(1)	3.4	—
Restructuring expense	(2)	1.8	1.1
Acquisition, integration and transaction expenses	(3)	20.1	8.3
Foreign exchange losses on intercompany loans	(4)	0.9	6.0
Gain on divestitures	(5)	—	(72.1)
Unrealized (gains) losses on metals derivative contracts	(6)	(21.7)	10.8
Debt financing costs	(7)	—	1.8
Change in fair value of EFC contingent consideration	(8)	5.9	—
Other, net	(9)	5.2	5.2
Adjusted EBITDA		162.3	128.4
Micromax Adjusted EBITDA		7.2	—
MacDermid Graphics Solutions Adjusted EBITDA		—	5.3
Adjusted EBITDA excluding the impact of acquisitions and divestitures (10)		$169.5	$123.1
(10) Assumes that the Micromax Acquisition had closed on January 1, 2026 and the MacDermid Graphics Solutions transaction had closed on January 1, 2025.
NOTE: For the remaining footnote descriptions, please refer to the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above.
Free Cash Flow:
Free cash flow for the three and three months ended March 31, 2026 and 2025 is defined as net cash flows from operating activities less capital expenditures, plus (1) proceeds from the disposal of property, plant and equipment, (2) professional fees, non-recurring expenses and taxes paid in association with acquisitions and divestitures and (3) non-recurring payments associated with a multi-year tax settlement in the first quarter of 2025. Management believes that this non-GAAP metric, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's liquidity. Free cash flow should be considered as an additional measure of liquidity to, rather than as a substitute for, net cash provided by operating activities.

The following table reconciles "Cash flows from operating activities" to "Free cash flow" for the periods presented:

	Three Months Ended
	March 31,
(dollars in millions)	2026	2025
Cash flows from operating activities	$(66.6)	$26.0
Capital expenditures	(25.1)	(11.0)
Proceeds from disposal of property, plant and equipment	—	0.1
Adjustments	17.5	15.0
Free cash flow	$(74.2)	$30.1

Investor Relations Contact:	Media Contact:
Varun Gokarn Vice President, Strategy and Integration Element Solutions Inc 1-203-952-0369 IR@elementsolutionsinc.com	Scott Bisang / Ed Hammond / Tali Epstein Collected Strategies 1-212-379-2072 esi@collectedstrategies.com